UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2015

Commission File Number: 001-37370

MY SIZE, INC.
(Exact name of registrant as specified in charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

N/A

IRS Employer Identification Number)

Yisrash Meshek 76, Israel, 7683800

(Address of principal executive offices)

+972 72 3331002
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

Lawsuit in the Chancery Court of the State of Delaware

On September 9, 2015, My Size, Inc. (the “Company”) filed a Complaint in the Chancery Court of the State of Delaware (Case No. 11487-VCN) against Moshe Mizrahi, Amir Waldman, Israel Healthcare Ventures 2 LP Incorporated, Eitan Nachum, James Shaul, Yoav Matan, Mazal Dahan, Boris Vaynberg, Yotam Zimerman, Noah Sofer, Nir Novak, Northwind Investments, Ltd., Shai Alexandroni, Ben Zion Levi, Yoram Sade, and Deadalus Automation BV (the “Defendants”).

In this civil action, My Size asserts the following causes of action: breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, conspiracy to commit fraud, fraud in the inducement, negligent misrepresentation, and breach of fiduciary duty arising out of the issuance of shares in My Size, Inc., to Defendants in a series of transactions which occurred between June and December of 2011, related to the Company’s acquisition of Metamorfix, Ltd. With respect to the claim of breach of fiduciary duty, My Size alleges that former My Size director, Moshe Mizrahi, breached his fiduciary duty to My Size by refusing to disclose material facts regarding the status of My Size’s investment in Metamorfix, Ltd., whose acquisition by My Size is the substantive basis of the Complaint, and by lacing his own interests ahead of the interests of My Size.

In this civil action, the Company seeks equitable rescission, monetary damages, the establishment of a constructive trust and injunctive relief to prevent the sale by Defendants of shares of common stock in My Size, which the Company alleges were wrongfully obtained by Defendants.

Related Israeli Legal Action in the District Court of Tel-Aviv Jaffa

On September 9, 2015, a group of Israel-based My Size shareholders, including many of the named Defendants above, filed a related legal action in the Tel Aviv District Court, Israel, (File No. 16746-09-15) seeking an Israeli declaratory judgment allowing the sale of the subject shares of My Size common stock on the Tel Aviv Stock Exchange, and awarding unspecified damages, including costs and attorneys’ fees.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2015	MY SIZE, INC.

	By:	/s/Ronen Luzon
Ronen Luzon
CEO